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                                                                     EXHIBIT 2.1

                              Cindy and Stan Moses
                      2016 East Randol Mill Road, Suite 403
                             Arlington, Texas 76011

                                February 10, 2003

Mr. Craig Mackey
Park Pharmacy Corporation
10211 Preston Road, Suite 250
Dallas, Texas  75230

Gentlemen:

         This letter constitutes a letter of intent (the "Letter of Intent") setting forth the understanding between Park Pharmacy Corporation (the "Seller") on the one hand, and Stan Moses, Cindy Moses and assigns (collectively the "Buyer"), on the other hand, with respect to the proposed sale by Seller to Buyer of all the issued and outstanding shares of Total Pharmacy Supply, Inc. ("Total Pharmacy"), a wholly owned subsidiary of Seller. Seller is presently a Debtor in Chapter 11 in Bankruptcy Case No. 02-80896-SAF-11 (the "Bankruptcy Case"), pending before the United States Bankruptcy Court sitting in Dallas, Texas (the "Bankruptcy Court"). It is proposed that the sale of such shares shall be consummated on the following terms and conditions:

         1. At Closing (hereinafter defined), the Seller shall sell, assign and transfer to Buyer, free and clear of all liens, claims or encumbrances of any kind whatsoever, all issued and outstanding shares of Total Pharmacy (the "Shares").

         2. At Closing, the Buyer shall sell, assign and transfer to Seller, free and clear of all liens, claims or encumbrances of any kind whatsoever, all issued and outstanding equity interests of Park Pharmacy Corporation owned by Buyer.

         3. The purchase price (the "Purchase Price") for the Shares shall be Three Hundred and Fifty Thousand Dollars ($350,000.00), subject to upward or downward adjustment as calculated in paragraph 4.

         4. The Purchase Price shall be adjusted to the extent that the aggregate of the following on the Closing Date (hereinafter defined) is greater or lesser than $350,000.00:

         (a)      The value of Trade Accounts Receivable on the Closing Date;
                  plus

         (b)      The value of Inventory on the Closing Date; plus

         (c)      All cash in Total Pharmacy accounts on the Closing Date; plus


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         (d)      The value of all fixed assets purchased by Total Pharmacy
                  after December 1, 2002; plus

         (e)      Cash in the sum of $50,000; less

         (f)      The value of Trade Accounts Payable on the Closing Date.

Value for purposes of this calculation shall be as based upon the books and records of Total Pharmacy as of the Closing Date, based upon accounting methods used by Total Pharmacy consistently applied. Within three (3) business days after entry of an Order of the Bankruptcy Court approving this transaction, Seller shall provide to Buyer the Purchase Price calculation (the "Estimated Purchase Price") in writing by telecopy.

         5. In the event the Estimated Purchase Price in paragraph 4 above is less than Three Hundred Thousand Dollars ($300,000.00), then Seller shall have the absolute and sole discretion to not close this transaction, and, upon refunding the Deposit to Buyer, shall have no further obligation or liability to Buyer. In the event the Estimated Purchase Price in paragraph 4 is greater than Four Hundred Thousand Dollars ($400,000.00), then Buyer shall have the absolute and sole discretion to not close this transaction, shall be entitled to a refund of the Deposit, and shall have no further obligation or liability to Seller. In order to terminate this transaction pursuant to paragraph 5, the terminating party must provide written notice to the non-terminating party by telecopy within three (3) business days of the Estimated Purchase Price being provided by Seller to Buyer pursuant to paragraph 4.

         6. The Purchase Price is payable at Closing in immediately available funds. Buyer represents to Seller that Buyer has access to the funds necessary to close this transaction.

         7. The following shall be specific conditions precedent to any obligation on the part of Buyer to close the transaction contemplated hereby:

         (a) All properties and assets reflected on the balance sheet of Total Pharmacy at the time of Closing shall be free and clear of all liens, claims or encumbrances of any kind whatsoever.

         (b) Buyer shall have obtained any third party or governmental consents required to consummate the contemplated transaction.

         (c) Total Pharmacy shall have been fully released from any and all obligations to its secured lenders or the lenders of Seller.

         (d) Seller shall have provided notice of this transaction as required by the Bankruptcy Code and related rules.

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         8. Upon execution of this Letter of Intent, and subject to the terms and conditions of the Confidentiality Agreement of even date herewith, Seller shall give to Buyer and Buyer's counsel, accountants, consultants and representatives, full and free access, throughout the period prior to the Closing, to all of Total Pharmacy's assets and the books, contracts, commitments and records relating to Total Pharmacy, and will provide Buyer with access during such period to all information concerning Total Pharmacy, as Buyer may reasonably request in order for Buyer to conduct an investigation and evaluation of Total Pharmacy's business.

         9. Upon execution of this Letter of Intent, Buyer shall deliver the sum of Ten Thousand Dollars ($10,000.00) (the "Deposit") to Broude, Smith & Jennings, a Professional Corporation, to be held in escrow pursuant to the terms contained herein, and the Escrow Agreement, a copy of which is attached hereto as Exhibit "A." The Deposit shall be refundable to Buyer if Seller does not file a Motion with the Bankruptcy Court seeking approval of this Letter of Intent as set out below, or if the Bankruptcy Court does not approve the transaction set out herein or if the transaction does not close through no fault of Buyer, or if the Formal Agreement (hereinafter defined) is not executed by all parties through no fault of Buyer; otherwise, the Deposit shall be applied to the Purchase Price to be paid at Closing.

         10. Seller shall agree to indemnify and hold Buyer harmless from any and all claims, causes of actions, damages or debts, including legal fees, resulting from actions, occurrences or events which accrued prior to the Closing and not reflected in or reserved against in Seller's financial statements or which Seller did not disclose to Buyer. Buyer shall agree to indemnify Seller from any and all claims, causes of actions, damages or debts, including legal fees, resulting from actions, occurrences or events which occur after the Closing and are the responsibility of Buyer hereunder.

         11. Total Pharmacy hereby agrees to pay its debts as they mature. Seller represents that the transfer of the Shares by Seller to Buyer will not constitute a voidable preference or transfer in fraud against any creditor under any applicable insolvency or fraudulent transfer laws.

         12. Seller hereby agrees that there shall be no inter-company obligations on the books and records of Total Pharmacy as of Closing, and that Buyer shall not in no way be liable for any inter-company obligations after Closing.

         13. Seller and Total Pharmacy hereby agree to conduct the daily business operations of Total Pharmacy in the ordinary course of business consistent with historical practices; maintain historical levels of Inventory and operate consistent with historical financial or accounting practices.

         14. All employees of Total Pharmacy as of the Closing Date shall remain employees of Total Pharmacy after Closing, and any obligations of Seller for obligations owing to any employees which have accrued as of the Closing shall be obligations of Total Pharmacy and not obligations of Seller; provided, however, under no circumstances shall Seller deduct negative Paid

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Time Off or "PTO" from any employee's final compensation check. The foregoing provision is not intended to and shall not give any employee the right to continue as an employee of Total Pharmacy after Closing.

         15. Excluding the Formal Agreement, Seller, Total Pharmacy and Buyer shall terminate and release at Closing the other from any and all agreements which the parties previously entered into.

         16. Buyer shall have the right to assign this Letter of Intent and/or any other rights and agreements incident or succeeding hereto to any entity owned by Buyer which is financially able to close, and which is able to obtain any consents required under paragraph 7(b), without the consent of Seller.

         17. Seller and Buyer warrant to each other that no person is entitled, either directly or indirectly, to compensation from Buyer or Seller for services as a finder in connection with the proposed transaction contemplated hereby.

         18. The parties hereto agree that the formal written agreement (the "Formal Agreement") evidencing this transaction will not vary in any material respect from this Letter of Intent or any Order approving this Letter of Intent, will contain only such representations and warranties that are usual, customary and appropriate in stock purchase transactions from a company in Chapter 11, and shall contain no representation or warranties as to the solvency or insolvency of Seller, or as to the profitability of Total Pharmacy. Buyer also acknowledges that it is relying on its own due diligence in entering into this Letter of Intent and the Final Agreement, and not any representations or promises of Seller other than those set forth in this Letter of Intent or the Formal Agreement.

         19. The parties hereto agree that each shall be responsible for their own attorneys' fees and expenses incurred in connection with the preparation of this Letter of Intent and the Formal Agreement and any other Closing papers or documents necessary to consummate the transactions contemplated hereby.

         20. Buyer shall prepare initial drafts of the Formal Agreement and any other Closing papers or documents necessary to consummate the transactions contemplated hereby.

         21. Buyer acknowledges that Seller is in Chapter 11, and that, in light thereof, prior to Bankruptcy Court approval of this transaction, Seller may seek other, better and higher offers for the property to be sold hereunder and the transaction contemplated hereby. In the event Seller obtains a better or higher offer, Seller shall so notify Buyer in writing and Buyer shall have the opportunity to match such offer.

         22. Any news release announcing the transaction shall be prepared subject to the approval of both parties, other than the filing by Seller of an 8-K or other public filing with the


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Securities and Exchange Commission advising of this Letter of Intent, and other than any notice determined by Seller to be given incident to seeking Bankruptcy Court approval of this transaction.

         23. The closing of the transactions contemplated in this Letter of Intent shall take place at the office of Brackett & Ellis, a Professional Corporation, at 100 Main Street, Fort Worth, Texas 76102, or at such other location as may be mutually agreed upon. The actual closing is called "Closing" and the actual date of Closing is called the "Closing Date."

         24. This proposal, once accepted by Seller, is not enforceable against either Buyer or Seller unless and until it has been approved by Order of the Bankruptcy Court having jurisdiction over the Bankruptcy Case upon proper notice and a Formal Agreement is executed by all parties. Once a Motion seeking approval of the transactions contemplated hereby has been filed by Seller, Buyer shall be obligated to close hereunder once this transaction has been approved by Order of the Bankruptcy Court and a Formal Agreement is executed by all parties.

         25. If Seller has not executed this Letter of Intent on or before the close of business on February 20, 2003, the offer contained herein shall be withdrawn and terminated. If this transaction has not been approved by Order of the Bankruptcy Court entered on or before March 31, 2003, then the offer shall terminate and the Deposit shall be immediately returned to Buyer, unless the failure of Closing to timely occur shall be the fault of Buyer.

         26. Once the Bankruptcy Court enters an Order approving this transaction, Buyer and Seller shall have twenty (20) days to prepare the Formal Agreement and ten (10) days to close this transaction following execution of the Formal Agreement by all parties. If a Formal Agreement is not reached within such twenty (20) day period due to no fault of Buyer, this offer shall terminate and the Deposit shall be immediately returned to Buyer. Other than due to the Purchase Price calculation as described in paragraphs 3 and 4 above, if Buyer does not either (a) execute the Formal Agreement or (b) close within ten (10) days from execution of the Formal Agreement, Buyer shall be in default and shall owe to Seller as liquidated damages the sum of Ten Thousand Dollars ($10,000.00), to which the Deposit shall be applied. Notwithstanding the above, Buyer shall not be in default if Closing is delayed by no fault of Buyer or if either party fails to execute the Formal Agreement.

         27. The parties agree to submit any dispute under this Letter of Intent or the Formal Agreement first to mediation for resolution and, if not resolved within thirty (30) days, then to the Bankruptcy Court for resolution.

         28. All notices required or permitted herein must be in writing and shall be deemed to have been duly given the first business day following the date of service if served personally, or by telecopier or other similar communication (with confirmation of receipt of the transmission) to the party or parties to whom notice is to be given. All notices and other communications to the parties shall be given as follows:


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                  Seller:             Craig Mackey
                                      Park Pharmacy Corporation
                                      10211 Preston Road, Suite 250
                                      Dallas, Texas 75230

                  with a copy to:     Alan S. Trust
                                      Trust Law Firm, P.C.
                                      Attorneys and Counselors
                                      Renaissance Tower
                                      1201 Elm Street, Suite 5270
                                      Dallas, Texas  75270
                                      Telephone:  (214) 720-0632
                                      Facsimile:  (214) 720-0636

                  Buyer:              Cindy and Stan Moses
                                      2016 East Randol Mill Road, Suite 403
                                      Arlington, Texas 76011
                                      Telephone: (800) 878-2822
                                      Facsimile: (817) 861-8307

                  with a copy to:     Ray McKown
                                      Brackett & Ellis
                                      100 Main Street
                                      Fort Worth, Texas 76102
                                      Telephone: (817) 338-1700
                                      Facsimile: (817) 348-0242

         29. This Letter of Intent may be executed by fax mail signature and any number of counterparts, each of which is deemed an original, but all of which taken together constitutes one and the same instrument.

         If this Letter of Intent correctly sets forth the understanding of the parties, please so indicate by signing and returning to the undersigned the enclosed copy of this letter.



                         [Signatures on following page]



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                                Very truly yours,



                                Cindy Moses


Stan Moses

AGREED AND ACCEPTED ON
                      , 2003
----------------------


                                PARK PHARMACY CORPORATION
                                a Colorado corporation

                                By:
                                         -----------------------------------

                                Name:
                                         -----------------------------------

                                Title:
                                         -----------------------------------



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